Exhibit 99.1

SuRo Capital Corp. First Quarter 2025 Preliminary Investment Portfolio Update

SuRo Capital Portfolio Investment CoreWeave Completes Largest Tech IPO Since 2021

SuRo Capital Portfolio Investment OpenAI Closes Largest Venture Raise with $300 Billion Valuation

Net Asset Value Anticipated to be $6.50 to $7.00 Per Share

NEW YORK, NY, April 7, 2025 (GLOBE NEWSWIRE) – SuRo Capital Corp. (“SuRo Capital”, the “Company”, “we”, “us”, and “our”) (Nasdaq: SSSS) today provided the following preliminary update on its investment portfolio for the first quarter ended March 31, 2025.

“The past few months have been marked by some of the most volatile market conditions since the onset of COVID-19, culminating in the Nasdaq’s worst quarter since 2022, and its worst week since 2020. This turbulence has persisted and intensified into the second quarter. Despite these headwinds, we saw significant positive momentum across our portfolio: CoreWeave’s IPO was the largest technology IPO since 2021 and OpenAI closed a $40.0 billion financing at a $300.0 billion post-money valuation, establishing a new record for the largest private capital raise by a technology company,” said Mark Klein, Chairman and Chief Executive Officer of SuRo Capital.

“Beyond these high-profile capital raises, we remain committed to backing some of the world’s most innovative and sought-after private companies before they become publicly traded. We completed a new $5.0 million investment in Plaid (through a wholly owned SPV), a market-leading fintech platform that enables secure, seamless connectivity between financial applications and consumers—estimated to reach 1 in every 2 adults in the U.S. We also made a $1.0 million follow-on investment in WHOOP, a wearables technology company that tracks sleep, strain, recovery, stress, and health biometrics. Finally, Colombier Acquisition Corp. II announced a proposed merger with GrabAGun, further building on SuRo Capital’s SPAC sponsor strategy successes. While market conditions remain challenging, we are encouraged by the strong progress across our portfolio,” Mr. Klein concluded.

As previously reported, SuRo Capital’s net assets totaled approximately $157.6 million, or $6.68 per share, at December 31, 2024, and approximately $181.7 million, or $7.17 per share at March 31, 2024. As of March 31, 2025, SuRo Capital’s net asset value is estimated to be between $6.50 to $7.00 per share.

Investment Portfolio Update

As of March 31, 2025, SuRo Capital held positions in 37 portfolio companies – 32 privately held and 5 publicly held, some of which may be subject to certain restrictions and/or lock-up provisions.

During the three months ended March 31, 2025, SuRo Capital made the following follow-on investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
Orchard Technologies, Inc.	Series 1 Senior Preferred	1/31/2025	$0.2 million
Orchard Technologies, Inc.	Simple Agreement for Future Equity	1/31/2025	$0.1 million
Whoop, Inc.	Simple Agreement for Future Equity	2/6/2025	$1.0 million

(1)	Amount invested does not include any capitalized costs, if applicable.

Subsequent to quarter-end through April 7, 2025, SuRo Capital made the following investments:

Portfolio Company	Investment	Transaction Date	Amount(1)
Plaid Inc.(2)	Class A Common Shares	4/4/2025	$5.0 million

(1)	Amount invested does not include any capitalized costs, origination fees, or prepaid expenses, if applicable.
(2)	SuRo Capital’s investment in the common shares of Plaid Inc. was made through 1789 Capital Nirvana II LP, an SPV in which SuRo Capital Corp. is the Sole Limited Partner. SuRo Capital paid a 7% origination fee at the time of investment.

SuRo Capital’s liquid assets were approximately $18.1 million as of March 31, 2025, consisting of cash and securities of publicly traded portfolio companies not subject to certain restrictions at quarter-end.

As of March 31, 2025, there were 23,551,859 shares of the Company’s common stock outstanding.

Convertible Note Purchase Agreement

On August 6, 2024, SuRo Capital entered into a Note Purchase Agreement (the “Note Purchase Agreement”), by and between the Company and the purchaser identified therein (the “Purchaser”), pursuant to which we may issue up to a maximum of $75.0 million in aggregate principal amount of 6.50% Convertible Notes due 2029 (the “Convertible Notes”). Pursuant to the Note Purchase Agreement, on August 14, 2024 we issued and sold, and the Purchaser purchased, $25.0 million in aggregate principal amount of the Convertible Notes (the “Initial Notes”). Under the Note Purchase Agreement, upon mutual agreement between the Company and the Purchaser, we may issue additional Convertible Notes for sale in subsequent offerings to the Purchaser (the “Additional Notes”), or issue additional notes with modified pricing terms (the “New Notes”), in the aggregate for both the Additional Notes and the New Notes, up to a maximum of $50.0 million in one or more private offerings.

Interest on the Convertible Notes will be paid quarterly in arrears on March 30, June 30, September 30, and December 30, at a rate of 6.50% per year. The Convertible Notes will mature on August 14, 2029, and may be redeemed in whole or in part at any time or from time to time at our option on or after August 6, 2027 upon the fulfillment of certain conditions. The Convertible Notes will be convertible into shares of our common stock at the Purchaser's sole discretion at an initial conversion rate of 129.0323 shares of our common stock per $1,000 principal amount of the Convertible Notes, subject to adjustments and limitations as provided in the Note Purchase Agreement. The net proceeds from the offering of the Convertible Notes will be used to repay outstanding indebtedness, make investments in accordance with our investment objective and investment strategy, and for other general corporate purposes. The Note Purchase Agreement includes customary representations, warranties, and covenants by the Company.

On October 9, 2024, pursuant to the Note Purchase Agreement, we issued and sold, and the Purchaser purchased, $5.0 million in aggregate principal amount of the Additional Notes. Additionally, pursuant to the Note Purchase Agreement, on January 16, 2025 we issued and sold, and the Purchaser purchased, $5.0 million in aggregate principal amount of the Additional Notes. The Additional Notes are treated as a single series with the Initial Notes and have the same terms as the Initial Notes. The Additional Notes are fungible and rank equally with the Initial Notes. Upon issuance of the Additional Notes on January 16, 2025 and as of March 31, 2025, the outstanding aggregate principal amount of our Convertible Notes became $35.0 million.

Note Repurchase Program

On August 6, 2024, SuRo Capital’s Board of Directors approved a discretionary note repurchase program (the “Note Repurchase Program”) which allows the Company to repurchase up to $35.0 million of our 6.00% Notes due 2026, exclusive of any applicable fees, through open market purchases, including block purchases, in such manner as will comply with the provisions of the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act").

During the quarter ended March 31, 2025, we repurchased an additional 199,990 of the 6.00% Notes due 2026 under the Note Repurchase Program. As of March 31, 2025, we had repurchased 1,413,294 of the 6.00% Notes due 2026 under the Note Repurchase Program. As of March 31, 2025, $35.3 million in aggregate principal dollar amount of the 6.00% Notes due 2026 have been repurchased, resulting in the total use of the authorized available funds.

Share Repurchase Program

Under the Share Repurchase Program, the Company may repurchase its outstanding common stock in the open market, provided it complies with the prohibitions under its insider trading policies and procedures and the applicable provisions of the 1940 Act and the Exchange Act.

Since inception of the Share Repurchase Program in August 2017, SuRo Capital has repurchased over 6.0 million shares of its common stock for an aggregate purchase price of approximately $39.3 million. This does not include repurchases under various tender offers during this time period. As of March 31, 2025, the dollar value of shares that may yet be purchased by the Company under the Share Repurchase Program is approximately $25.0 million. The Share Repurchase Program is authorized through October 31, 2025.

Preliminary Estimates and Guidance

The preliminary financial estimates provided herein are unaudited and have been prepared by, and are the responsibility of, the management of SuRo Capital. Neither our independent registered public accounting firm, nor any other independent accountants, have audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data included herein. Actual results may differ materially.

The Company expects to announce its first quarter ended March 31, 2025 results in May 2025.

Forward-Looking Statements

Statements included herein, including statements regarding SuRo Capital's beliefs, expectations, intentions, or strategies for the future, may constitute "forward-looking statements". SuRo Capital cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements. All forward-looking statements involve a number of risks and uncertainties, including the impact of any market volatility that may be detrimental to our business, our portfolio companies, our industry, and the global economy, that could cause actual results to differ materially from the plans, intentions, and expectations reflected in or suggested by the forward-looking statements. Risk factors, cautionary statements, and other conditions which could cause SuRo Capital's actual results to differ from management's current expectations are contained in SuRo Capital's filings with the Securities and Exchange Commission. SuRo Capital undertakes no obligation to update any forward-looking statement to reflect events or circumstances that may arise after the date of this press release.

About SuRo Capital Corp.

SuRo Capital Corp. (Nasdaq: SSSS) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. The fund seeks to create a portfolio of high-growth emerging private companies via a repeatable and disciplined investment approach, as well as to provide investors with access to such companies through its publicly traded common stock. Since inception, SuRo Capital has served as the public's gateway to venture capital, offering unique access to some of the world’s most innovative and sought-after private companies before they become publicly traded. SuRo Capital’s diverse portfolio encompasses high-growth sectors including AI infrastructure, emerging consumer brands, and cutting-edge software solutions for both consumer and enterprise markets, among others. SuRo Capital is headquartered in New York, NY and has offices in San Francisco, CA. Connect with the company on X, LinkedIn, and at www.surocap.com.

Contact

SuRo Capital Corp.

(212) 931-6331

IR@surocap.com

Media Contact

Deborah Kostroun

Zito Partners

SuRoCapitalPR@zitopartners.com